Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® ANNOUNCES RETIREMENT PLANS OF ROBERT B. NASO, PH.D.

EXECUTIVE VICE PRESIDENT, RESEARCH AND DEVELOPMENT

PALO ALTO, Calif., November 1, 2007 — Affymax, Inc. (Nasdaq: AFFY) today announced that Robert B. Naso, Ph.D.,  the company’s executive vice president of Research and Development, plans to retire at the end of the year.  Dr. Naso will remain active in the strategic management of Affymax as a consultant to the company.

“I am proud of the significant development progress we have made with Hematide™, our lead product in development for the treatment of anemia in chronic renal failure, and believe our product is well positioned with the design of the Phase 3 program,” said Dr. Naso.  “With the Phase 3 trials currently underway, I have timed my departure knowing many of the crucial development objectives have been met and that we have an excellent team in place to see the program through to commercialization.  Through my consulting arrangement, I will stay closely involved with the company, yet also have more leisure time with my family.”

Ms. Morris commented, “Bob has been a tremendous asset to our senior team, overseeing the successful development of Hematide to date and providing leadership of our research and development efforts.  Bob is not only a respected colleague, but also a friend, and I personally regret his decision to retire. However, I know that he has built a highly capable team prepared to succeed him.  I have confidence in this team and know that we are well prepared for growth and success in our research and development efforts.”

Dr. Naso’s direct reports, including Anne-Marie Duliege, M.D., M.S., chief medical officer, Robert F. Venteicher, Ph.D., vice president, Technical Operations and Peter R. Young, Ph.D., vice president, Research, will report directly to Arlene M. Morris, president and chief executive officer of Affymax upon Dr. Naso’s retirement.

Dr. Duliege joined Affymax in 2004 as vice president, Clinical, Medical and Regulatory Affairs.  As chief medical officer, Dr. Duliege leads the Clinical, Medical and Regulatory Affairs departments and has responsibility for clinical development of Affymax’s pipeline of products.  She also leads strategy development for medical affairs activities, including planning for post-marketing medical support and reporting, and she continues to oversee the integration of our clinical and regulatory strategies.

Dr. Venteicher joined Affymax in 2007 as vice president, Technical Operations.  Dr. Venteicher has nearly 30 years of experience in pharmaceutical and biotechnology drug development.  In his position at Affymax, Dr. Venteicher oversees manufacturing and process development, quality and facility operations for Affymax.  He is experienced in managing supply chain and quality strategies for development and commercial products sourced globally.  His drug development experience includes work on vaccines, antibodies, recombinant proteins, toxins, small molecule organics and peptides in the therapeutic areas of oncology, and cardiovascular, neurologic, infectious and inflammatory diseases.

Dr. Young has served as vice president, Research for Affymax since July 2007.  Dr. Young leads the company’s pipeline research and early development efforts.  In this role, he is also responsible for identification of additional product opportunities and shepherding the company’s pipeline candidates from research to clinical trial stage.  Dr. Young has over 20 years of experience in pharmaceutical and biotechnology drug research in oncology, cardiovascular, metabolic, inflammatory and anti-viral disease therapeutic areas.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently being evaluated in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure and is in clinical trials for the treatment of chemotherapy-induced anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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